UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Act of 1934

Date of Report (Date of earliest event reported)   May 17, 2010

CHUGACH ELECTRIC ASSOCIATION, INC.
(Exact name of registrant as specified in its charter)

Alaska	33-42125	92-0014224
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5601 Electron Drive, Anchorage, Alaska	99518
(Address of Principal’s Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(907) 563-7494

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 – Entry into a Material Definitive Agreement

The Regulatory Commission of Alaska (RCA) approved the gas supply contract between Chugach Electric Association, Inc. (Chugach) and Marathon Alaska Production, LLC (MAP) effective May 17, 2010.  The new contract will provide gas beginning April 1, 2011, terminating March 31, 2013.  The contract has two extension options that can be exercised during the first year of the initial contract.  MAP could extend the contract to December 31, 2013, by exercising the first contract extension option by March 31, 2011.  The second contract extension option could be exercised by December 31, 2011, and would extend the contract through December 31, 2014.  The total amount of gas under contract is estimated at 26 billion cubic feet (BCF) for the initial two year term of the contract with volumetric and delivery terms to be determined for each contract extension period that could provide up to an additional 16 BCF through December 31, 2014.  The RCA also approved inclusion of all fuel (gas) and transportation costs related to the contract in the calculation of Chugach’s fuel and purchased power surcharge process.

The gas contract provides several different gas supply and deliverability periods over the term of the contract.  “Period 1” supplies 30-38 million cubic feet (MMcf)/day of “Firm Gas,” plus up to 10 MMcf/day of “Firm Swing Gas,” and “Excess Gas” to the extent that Chugach requests it and MAP can provide it on an interruptible basis from the beginning of the contract (on or before April 1, 2011).  Chugach also has the right, in “Period 1,” to sell and exchange gas, and make economy sales to manage the 30-38 MMcf/day range.  “Period 1” ends the earlier of October 31, 2012 or when Chugach will be able to rely on the commercially available gas storage to meet its swing needs.  “Period 2” is from the day after “Period 1” ends and through March 31, 2013, in which MAP will provide Chugach with 36-38 MMcf/day of “Firm Gas,” plus “Excess Gas” to the extent that Chugach requests it and MAP can provide it on an interruptible basis.  Pursuant to the “2013 and 2014 Options,” to the extent that MAP has gas available for sale, MAP will supply Chugach’s “Unmet Requirements” for the remaining portion of 2013.  The “2013 Option” runs April 1 through December 31, 2013 and “Option 2014” runs from January 1 through December 31, 2014.

Several components determine the price of gas sold by MAP to Chugach under the new contract.  The contract price starts with a New York Mercantile Exchange (NYMEX) futures index price and varies due to the application of discounts and premiums according to the time period and the type of gas being delivered and the associated deliverability commitment, all of which are subject to an important price collar.  The price collar bounds the price risk for both Chugach and MAP.  The contract floor and ceiling prices that create the price collar vary during the term of the contract.  In general, the collar prices increase over time to reflect the cost of inflation.  A 5% discount, however, is applied to the price of gas when gas storage is available to represent the shift in gas storage cost to Chugach from MAP.  The base price for “Firm Gas” is a simple average of prices in monthly NYMEX futures contracts for a given year as reported in Platts Gas.  The “Firm Gas” price applies to about 99% of the total estimated gas contract volumes sold under the contract.  MAP will provide “Firm Swing Gas” for the gas volumes (up to 10 MMcf per day) above the 38 MMcf/day “Firm Gas” commitment in “Period 1” of the contract until Chugach will be able to rely on the commercially available gas storage to meet its swing needs.  A 25 percent premium is applied to the NYMEX “Calculated Price” to compensate MAP for the value of this extra deliverability commitment.  The “Firm Swing Gas” price applies to about 1% of the total estimated gas contract volumes under the contract.  Chugach may also request through the nominations process to buy gas in excess of 48 MMcf/day in “Period 1” of the contract and in excess of 38 MMcf/day for “Period 2” at a price that Chugach deems appropriate up to 125% of the NYMEX “Calculated Price.”  MAP will have the option, but not the obligation, to sell such requested “Excess Gas” on an interruptible basis.  The excess gas deliverability limit for the “2013 and 2014 Options” will be defined in 2011.  Chugach estimates that the total “Excess Gas” to be purchased under the contract will be less than 1% of the total estimated gas contract volumes.

Item 9.01 – Financial Statements and Exhibits

Exhibit No.	Description
10.66	Agreement for the Sale and Purchase of Natural Gas between the Registrant and Marathon Alaska Production, LLC (MAP) effective May 17, 2010.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 19, 2010	CHUGACH ELECTRIC ASSOCIATION, INC.

	By:	/s/ Bradley W. Evans
Bradley W. Evans
Chief Executive Officer